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                                                                      EXHIBIT 21

                              LDM TECHNOLOGIES, INC
                           AFFILIATES AND SUBSIDIARIES

LDM Technologies, Inc., a Michigan corporation

LDM Holding Mexico, Inc., a Michigan corporation

LDM Technologies S. de R.L., a Mexican limited liability company

GL Industries of Indiana. Inc., an Indiana corporation

LDM Holding Canada, Inc., a Michigan corporation

LDM Technologies Company, a Nova Scotia unlimited liability company

LDM Technologies GmbH, a German limited liability company